UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2015

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Houston Center, 909 Fannin, Suite 3100

Houston, TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement of Series A Preferred Stock

On May 19, 2015, MRC Global Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with an affiliate of Cornell Capital LLC, Mario Investments LLC, a Delaware limited liability company and an affiliate of Cornell Capital LLC (the “Purchaser”), pursuant to which the Company will issue and sell to the Purchaser an aggregate of 363,000 shares of its Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $363 million, or $1,000 per share, in a privately negotiated transaction (the “Private Placement”). The Series A Preferred Stock will be sold pursuant to the Purchase Agreement in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.

The Private Placement is expected to result in net proceeds of approximately $356 million, after deducting transaction fees. The Company intends to use the net proceeds to repay outstanding indebtedness. The closing of the Private Placement is conditioned upon certain customary closing conditions, including, among others, obtaining clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company expects the closing of the Private Placement to occur prior to the end of the second quarter of the Company’s 2015 fiscal year.

The Purchase Agreement contains customary terms for private placements by public companies, including customary representations, warranties, covenants and indemnities with respect to the Series A Preferred Stock.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certificate of Designations of the Series A Preferred Stock

The Company intends to file with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”), creating the Series A Preferred Stock and establishing the designations, preferences, and other rights of the Series A Preferred Stock, which will become effective upon filing.

The Series A Preferred Stock will rank senior to the Company’s common stock, par value $0.01 per share (the “Common Stock”), with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Series A Preferred Stock will have a stated value of $1,000 per share, and holders of Series A Preferred Stock will be entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum. Holders of Series A Preferred Stock will be entitled to vote together with the holders of the Common Stock as a single class, in each case, on an as-converted basis, except where a separate class vote of the common stockholders is required by law. Holders of Series A Preferred Stock will have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

The Series A Preferred Stock will be convertible at the option of the holders at any time after the closing of the Private Placement into shares of Common Stock at an initial conversion rate of 55.9284 shares of Common Stock for each share of Series A Preferred Stock, which represents an initial conversion price of approximately $17.88 per share of Common Stock, subject to adjustment. On or after the fifth anniversary of the Issue Date, the Company will have the option to redeem, in whole but not in part, all the outstanding shares of Series A Preferred Stock, subject to certain redemption price adjustments on the basis of the date of the conversion. At the election of the Company, the Series A Preferred Stock will be convertible, in whole but not in part, into the relevant number of shares of Common Stock on or after the 54th month after the Issue Date if the last reported sale price of the Common Stock has been at least 150% of the conversion price then in effect for a specified period. The conversion rate will be subject to customary anti-dilution and other adjustments.

The Shareholders’ Agreement

In connection with the closing of the Private Placement (the “Issue Date”) the Company and the Purchaser will enter into a Shareholders’ Agreement, establishing the obligations, rights and privileges of the parties with respect to the Series A Preferred Stock, including but not limited to the following:

Observer Rights; Director Designation Rights

For so long as the Purchaser maintains at least 33% of its original investment percentage in the Company, the Purchaser will have the right to appoint a single representative, in a non-voting observer capacity, to attend all meetings of the board of directors of the Company (the “Board”), subject to certain exceptions and, following the third anniversary of the Issue Date, to designate one person to serve as a director on the Board. The Purchaser will also have certain Board representation rights in the event that dividends payable on the Series A Preferred Stock are in arrears for six or more quarterly periods.

Restrictions on Transfer

The Shareholders’ Agreement will contain certain restrictions on the Purchaser in connection with the transfer of the Series A Preferred Stock and the Common Stock issued upon conversion of such Series A Preferred Stock. During the five year period following the Issue Date, the Purchaser will not transfer the Series A Preferred Stock, except for certain permitted transfers. In addition, other than in connection with certain permitted transfers, the Purchaser will not transfer shares of Common Stock issued upon the conversion of the Series A Preferred Stock to any person which would hold, following the transfer, more than 4.9% of the Common Stock (prior to the fifth anniversary of the Issue Date) or more than more than 14.9% of the Common Stock (on and after the fifth anniversary of the Issue Date).

Registration Rights

In addition, the Purchaser will have certain registration rights, including customary demand and piggyback registration rights in respect of the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion of the Series A Preferred Stock. The Shareholders’ Agreement will contain customary terms and conditions, including indemnification obligations. If the Company does not fulfill its obligations under the Shareholders’ Agreement, the Company will be required to pay certain liquidated damages to the holders of the Series A Preferred Stock.

Standstill

During the five years following the Issue Date, the Purchaser will not, among other things, acquire any equity securities of the Company or its subsidiaries, enter into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or its subsidiaries, participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company or form, join or in any way participate in a group with respect to the voting of any securities of the Company. The standstill will terminate when the Purchaser’s ownership percentage in the Company falls below 10%.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Company’s private placement of Series A Preferred Stock are incorporated into this Item 3.02 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 18, 2015, Henry Cornell resigned from the Board. Mr. Cornell’s decision to resign from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01	Regulation FD Disclosure.

On May 19, 2015, the Company issued a press release announcing the Private Placement. A copy of the press release is attached hereto as Exhibit 99.1.

The information in the press release is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1 99.1	Purchase Agreement, dated May 19, 2015, by and between MRC Global Inc. and Mario Investments LLC. Press Release, dated May 19, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 19, 2015

MRC GLOBAL INC.

By:	/s/ James E . Braun
James E. Braun
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1 99.1	Purchase Agreement, dated May 19, 2015, by and between MRC Global Inc. and Mario Investments LLC. Press Release, dated May 19, 2015.